Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

JanOne Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value	2,000,000	$4.355	$8,710,000.00	$1,285.60

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of securities registered under this Registration Statement on Form S-8 (this “Registration Statement”) shall include an indeterminate number of shares of common stock, $0.001 par value (the “Common Stock”), that may become issuable as a result of any stock split, stock dividend, reclassification, recapitalization, “spin-off,” or other similar transaction pursuant to the anti-dilution provisions of the JanOne Inc. 2023 Equity Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to the provisions of Rule 457(c) and (h) promulgated under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on April 29, 2024.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.